Exhibit 99.1

News Release
CONTACT:
Michael Perlman
Assistant Treasurer
KLX Inc.
(561) 383-5100

KLX INC. REPORTS FULL YEAR AND FOURTH QUARTER 2014 FINANCIAL RESULTS

WELLINGTON, FL, February 23, 2015: KLX Inc. (“the Company”) (NASDAQ: KLXI), the world’s leading distributor and value added service provider of aerospace fasteners and consumables, and a provider of services and products to the oil and gas industry, today announced its full year and fourth quarter 2014 financial results.

FULL YEAR 2014 HIGHLIGHTS

•                  Commenced trading as an independent public company on December 17, 2014 following spin-off by former parent, B/E Aerospace, Inc.

•                  2014 revenues of $1.7 billion increased 31.3% and adjusted operating earnings of $303.7 million increased 15.6% as compared with the prior year

•                  Established solid capital structure, along with a strong management team and a highly capable Board of Directors to support the future growth of KLX

Amin J. Khoury, Chairman and Chief Executive Officer of KLX stated, “2014 was a defining year in the history of the Company. During the second half of December, 2014 we separated from our former parent into an independent public company comprised of the prior aerospace distribution and energy services businesses of B/E Aerospace, Inc.”

“As part of the spin-off, we established a deep and talented management organization and a solid capital structure. Our capital structure consists of $1.2 billion of 5.875% senior unsecured notes due December 2022 and a five year $500 million revolving credit facility, which is currently undrawn.”

Mr. Khoury continued, “2014 was a solid year for the businesses which comprise KLX. Exclusive of one-time costs, we reported strong contributions for both the full year and latest quarter from our energy services segment, which complemented the performance of our industry leading aerospace solutions group.”

We have presented certain financial information in the narrative in this press release exclusive of costs and expenses associated with the spin-off from our former parent, B/E Aerospace, Inc., acquisitions and restructuring. These costs are referred to as “costs as defined,” as more fully described in “Reconciliation of Non-GAAP Measures” accompanying this press release. We have also presented adjusted earnings per diluted share to reflect earnings before costs as defined, amortization and non-cash compensation expense, and to include the tax benefit from the amortization of tax deductible goodwill.  See “Reconciliation of Non-GAAP Measures.”

FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2014 revenues of $1.7 billion increased 31.3%, as compared to the prior year. Pro forma 2014 revenues, assuming all businesses acquired in 2014 were owned as of January 1, 2013, were $1.8 billion, an increase of 11.1% over the same period last year.

Adjusted operating earnings, excluding costs and expenses related to the spin-off, acquisitions and restructuring, were $303.7 million, an increase of 15.6% and operating margin was 17.9%. 2014 EBITDA, adjusted to exclude non-cash compensation expense (“Adjusted EBITDA”) was $379.2 million and Adjusted EBITDA margin was 22.4%. On a pro forma basis, Adjusted EBITDA was $408.4 million, or 23.2% of revenue. On a GAAP basis, including costs and expenses related to the spin-off, acquisitions and restructuring, operating earnings were $246.8 million.

Adjusted 2014 net earnings and adjusted earnings per diluted share, excluding costs as defined, and also excluding amortization and non-cash compensation expense, and including the tax benefit from the amortization of tax deductible goodwill (“Adjusted Net Earnings” and “Adjusted Net Earnings per diluted share”), were $253.8 million and $4.85 per share, respectively. On a GAAP basis, including costs and expenses related to the spin-off, acquisitions and restructuring totaling $56.9 million, and exit taxes of $67.3 million related to a major international tax planning initiative, net earnings and earnings per diluted share were $88.1 million and $1.68 per share, respectively.

REVENUES

($ in millions)

Segment	2014	2013	% Change
Aerospace Solutions Group	$1,310.2	$1,268.1	3.3%
Energy Services Group	385.5	23.5	1540.4%
Total	$1,695.7	$1,291.6	31.3%

ADJUSTED OPERATING EARNINGS (1)

($ in millions)

Segment	2014	2013	% Change
Aerospace Solutions Group	$237.9	$259.0	-8.1%
Energy Services Group	65.8	3.7	1678.4%
Total	$303.7	$262.7	15.6%

PRO FORMA REVENUES

($ in millions)

Segment	2014	2013	% Change
Aerospace Solutions Group	$1,310.2	$1,268.1	3.3%
Energy Services Group	453.0	319.2	41.9%
Total	$1,763.2	$1,587.3	11.1%

PRO FORMA ADJUSTED OPERATING EARNINGS  (1)

($ in millions)

Segment	2014	2013	% Change
Aerospace Solutions Group	$237.9	$259.0	-8.1%
Energy Services Group	87.9	50.1	75.4%
Total	$325.8	$309.1	5.4%

(1) Excludes $56.9 ($45.9 at ASG, $11.0 at ESG) and $24.2 ($18.8 at ASG, $5.4 at ESG) of spin-off, acquisition and restructuring costs for the years ended December 31, 2014 and 2013, respectively.  Pro Forma (“PF”) results are presented to reflect all acquisitions as if completed on January 1, 2013.

For the year ended December 31, 2014, aerospace solutions group segment (“ASG”) revenues were $1.3 billion, an increase of approximately 3.3% as compared with the prior year, and operating earnings were $237.9 million, or 18.2% of revenues. ASG’s 2014 Adjusted EBITDA was $271.7 million, or 20.7% of revenues. On a GAAP basis, ASG operating earnings were $192.0 million. Commenting on ASG, Mr. Khoury stated, “Revenues associated with supporting aerospace manufacturing customers increased by 5.3%. However, defense sales were down and aftermarket sales were flat, as compared to the prior year. The strong new aircraft delivery cycle and new customer contracts resulted in an increase in ASG’s revenues to support the global aerospace manufacturing base. While these new contracts generated very low initial margins, they are expected to become consistent contributors to profitability in the coming years. However, unlike any prior new aircraft delivery cycle, approximately 45% of the record number of new aircraft deliveries were to replace and retire older, less fuel efficient aircraft. These retirements negatively impacted recurring aftermarket revenues and the higher margins related thereto. We expect this trend to begin to reverse as the approximate 7,700 new aircraft delivered over the 2009-2014 period increasingly roll off their warranty periods and begin to require periodic heavy maintenance checks. We also expect an increase in the rate of business jet production in 2015, which also should be a positive addition to our results going forward. The outlook for defense sales will remain tied to the procurement budgets approved by Congress, in response to the ongoing need for a strong U.S. military presence to counter global challenges.”

2014 energy services group segment (“ESG”) revenues were $385.5 million. Adjusted operating earnings were $65.8 million, and adjusted operating margin was 17.1%. ESG’s 2014 Adjusted EBITDA was $107.5 million, or 27.9% of revenues. On a pro forma basis, revenue and adjusted operating earnings increased 41.9% and 75.4% respectively. On a GAAP basis, ESG operating earnings were $54.8 million. Mr. Khoury noted, “This was an auspicious first year for our ESG business. During the past year seven companies have been acquired, enabling the development of a cohesive energy services business with a broad range of services and a solid geographic footprint. Over this short period of time, the management teams of the legacy businesses have begun working together in an integrated matrix organization aimed at driving growth and accountability on both a regional and service line management basis. We believe we have created a unique platform for future growth. While the recent precipitous decline in oil prices has put pressure on our energy franchise, we are taking every measure to ensure ESG is in position to take advantage of the extraordinary opportunities which will occur as a result of these industry conditions.”

FOURTH QUARTER RESULTS

Fourth quarter 2014 revenues of $440.7 million increased 35.9% as compared with the prior year period. Pro forma fourth quarter 2014 revenues, assuming all businesses acquired in 2014 were owned as of January 1, 2013, were $440.7 million in 2014, an increase of 12.8% over the same period last year. Pro forma fourth quarter 2014 adjusted operating earnings increased 9% year-over-year.

Adjusted operating earnings, excluding costs as defined, were $79.0 million, an increase of 24.0%, and adjusted operating margin was 17.9%. Fourth quarter 2014 Adjusted EBITDA was $101.7 million and Adjusted EBITDA margin was 23.1%. On a GAAP basis, including costs and expenses related to the spin-off, acquisitions and restructuring, operating earnings were $31.9 million.

Fourth quarter 2014 Adjusted Net Earnings and Adjusted Net Earnings per diluted share were $64.4 million and $1.23 per share, respectively. On a GAAP basis, to reflect costs and expenses related to the spin-off, acquisitions and restructuring, net loss and loss per diluted share were $32.6 million and $0.62 per share, respectively.

Fourth quarter 2014 ASG revenues were $317.0 million, adjusted operating earnings, excluding costs as defined, were $58.1 million and adjusted operating margin was 18.3%. On a GAAP basis including costs and expenses related to the spin-off, acquisitions and restructuring totaling $40.8 million, ASG operating earnings were $17.3 million. Revenues associated with supporting the global aerospace manufacturing base increased by approximately 6.0%. However, defense sales were down approximately 6% and aftermarket sales were down approximately 3%, as compared to the same period last year. Mr. Khoury commented, “Our fourth quarter results at ASG reflect both a higher level of aerospace manufacturing sales, including certain new accounts which initially have lower margins. As a result of our increased support of new aircraft activity, the aforementioned new accounts and the reduction in aftermarket sales, we experienced a decline in operating margin during the quarter. Based on booking activity to date, we expect a solid increase in aftermarket revenues in the first fiscal quarter of 2015 as compared to both the first quarter and fourth quarter of 2014.”

Fourth quarter 2014 ESG revenues were $123.7 million, adjusted operating earnings, excluding costs as defined, were $20.9 million, operating margin, similarly adjusted, was 16.9%, and Adjusted EBITDA margin was 28.3%. On a GAAP basis, to reflect costs and expenses related to the spin-off, acquisitions and restructuring, ESG operating earnings were $14.6 million.

LIQUIDITY

As part of the spin-off, the Company established a solid capital structure consisting of $1.2 billion of 5.875% senior unsecured notes due 2022 and a $500 million revolving line of credit, which was undrawn as of December 31, 2014.

The Company’s cash balances stood at approximately $470.8 million, and long-term debt net of cash was $729.2 million. The Company’s leverage ratio for the year ended December 31, 2014 was 2.96 times, our net leverage ratio was 1.8 times and our net debt to net capital ratio as of December 31, 2014 was 19.1%.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury concluded, “Despite the near term uncertainties created by the precipitous decline in oil and gas prices, we are more optimistic than ever about the long-term prospects for KLX. Our two business segments leverage unique capabilities and expertise to provide mission critical services and logistical solutions to support our customers’ high-value assets. These businesses serve customers in demanding environments that face high cost of downtime and require dependable, high-quality, just in time customer support. That said, the near term visibility for demand in our ESG segment has become dramatically less predictable since we established our initial guidance for 2015, on December 1, 2014. At that time, we clearly indicated that our guidance was based on $70+ per barrel of oil. As a result, we are herein suspending our financial guidance until such time that oil prices stabilize and we can provide financial guidance with a higher degree of confidence. Despite the current opaque environment, given the quality of our management team and the strength of our balance sheet, we expect to continue to be prudent, but opportunistic, as we evaluate what we believe will be extraordinary opportunities presented to us as a result of the collapse in commodity prices. We fully expect to be able to effect product line expansions, other entrepreneurial organic expansion initiatives and eventually value adding acquisitions to strengthen both of our business segments.”

This release includes adjusted net earnings, adjusted earnings per diluted share, adjusted operating earnings, adjusted operating margin, Adjusted EBITDA, ASG adjusted operating earnings, ASG adjusted operating margin, ESG adjusted operating earnings and ESG adjusted operating margin. Each of these measures excludes costs related to the spin-off, business repositioning costs, integration and acquisition related costs (“costs as defined”). For more information, see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Form 10, and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Form 10 and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Inc.

KLX Inc., through its two operating segments, provides mission critical products and complex logistical solutions to support its customers’ high value assets. KLX serves its customers in demanding environments that face high cost of downtime and require dependable, high quality just-in-time customer support. The Aerospace Solutions Group is the world’s leading distributor and value added service provider of aerospace fasteners and consumables offering the broadest range of aerospace hardware and consumables and inventory management services worldwide. The Energy Services Group provides vital services and products to the oil and gas industry on an episodic, 24/7 basis focused on reducing our customers’ exposure to non-productive time (“NPT”). For more information, visit the KLX website at www.klx.com.

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KLX INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Revenues	$440.7	$324.4	$1,695.7	$1,291.6
Cost of sales	322.3	222.0	1,194.9	872.8
Selling, general and administrative	86.5	48.9	254.0	180.3

Operating earnings	31.9	53.5	246.8	238.5

Interest expense (income)	3.3	(0.1)	3.0	(1.0)

Earnings before income taxes	28.6	53.6	243.8	239.5

Income tax expense (1)	61.2	19.9	155.7	89.1

Net (loss) earnings	$(32.6)	$33.7	$88.1	$150.4

Net (loss) earnings per common share:
Basic (2)	$(0.62)	$0.65	$1.69	$2.88
Diluted (2)	$(0.62)	$0.64	$1.68	$2.88

Weighted average common shares:
Basic (2)	52.2	52.2	52.2	52.2
Diluted (2)	52.2	52.3	52.3	52.3

(1) Includes $67.3 million provision related to a major international tax planning initiative

(2) Potential common stock equivalents related to outstanding restricted stock awards, restricted stock units and the employee stock purchase plan were not included in diluted loss per share for the three months ended December 31, 2014 because the effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share and the weighted average number of shares used in the computation are the same for this period.

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KLX INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$470.8	$78.6
Accounts receivable	308.0	200.9
Inventories	1,289.2	1,226.7
Deferred income taxes	37.5	22.8
Other current assets	50.6	25.1
Total current assets	2,156.1	1,554.1
Long-term assets	2,147.5	1,509.9
	$4,303.6	$3,064.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$330.2	$188.0
Total long-term liabilities	1,353.1	77.3
Total stockholders’ equity	2,620.3	2,798.7
	$4,303.6	$3,064.0

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KLX INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Millions)

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$88.1	$150.4
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	68.0	27.8
Deferred income taxes	36.6	32.0
Non-cash compensation	3.7	3.7
Excess tax benefits	(0.6)	(1.2)
Provision for doubtful accounts	2.1	0.6
Loss on disposal of property and equipment	6.6	0.5
Changes in operating assets and liabilities:
Accounts receivable	(73.3)	(3.9)
Inventories	(67.2)	(18.9)
Other current and non-current assets	(21.9)	(6.7)
Accounts payable and accrued liabilities	36.7	(12.8)
Other non-current liabilities	32.0	14.1
Net cash flows provided by operating activities	110.8	185.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(136.8)	(29.4)
Acquisitions, net of cash acquired	(513.8)	(117.5)
Net cash flows used in investing activities	(650.6)	(146.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	1,200.0	—
Debt origination costs	(27.9)	—
Excess tax benefits	0.6	1.2
Net transfers (to) from former parent	(236.6)	(0.5)
Net cash flows provided by financing activities	936.1	0.7

Effect of foreign exchange rate changes on cash and cash equivalents	(4.1)	2.9

Net increase in cash and cash equivalents	392.2	42.3
Cash and cash equivalents, beginning of year	78.6	36.3
Cash and cash equivalents, end of year	$470.8	$78.6

KLX INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “net (loss) earnings,” “net (loss) earnings per diluted share,” “Adjusted EBITDA,” “operating earnings,” “operating margin,” “ASG operating earnings,” “ASG operating margin,” “ESG operating earnings,” and “ESG operating margin,” in each case excluding costs and expenses related to acquisitions, restructuring and the spin-off (“costs as defined”), each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of these measures is adjusted to exclude costs as defined from their most directly comparable GAAP measure.

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the impact of the costs as defined. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, or net (loss) earnings (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

KLX INC.

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE TO ADJUSTED NET EARNINGS PER DILUTED SHARE

(In Millions, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net (loss) earnings	$(32.6)	$33.7	$88.1	$150.4
Amortization expense	8.3	5.2	30.5	19.9
Non-cash compensation	2.1	2.2	7.5	6.8
Income taxes	61.2	19.9	155.7	89.1
Costs as defined *	47.1	10.2	56.9	24.2
Adjusted earnings before tax	86.1	71.2	338.7	290.4
Income taxes at normalized rate	31.0	25.6	121.9	104.5
Less: impact of goodwill deduction **	9.3	9.3	37.0	37.0
Adjusted income taxes	21.7	16.4	84.9	67.5
Adjusted net earnings	$64.4	$54.8	$253.8	$222.9
Adjusted net earnings per diluted share	$1.23	$1.05	$4.85	$4.26

Diluted weighted average shares	52.3	52.3	52.3	52.3

* Costs and expenses related to the spin-off, acquisitions and restructuring

** Tax benefit of goodwill deduction calculated at an assumed benefit of approximately 36%

RECONCILIATION OF OPERATING EARNINGS

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating earnings	$31.9	$53.5	$246.8	$238.5
Spin-off, acquisition and restructuring costs	47.1	10.2	56.9	24.2
Adjusted operating earnings	$79.0	$63.7	$303.7	$262.7
Depreciation and amortization	20.6	8.0	68.0	27.8
Non-cash compensation	2.1	2.2	7.5	6.8
Adjusted EBITDA	$101.7	$73.9	$379.2	$297.3

KLX INC.

RECONCILIATION OF AEROSPACE SOLUTIONS GROUP

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
ASG operating earnings	$17.3	$55.5	$192.0	$240.2
Spin-off, acquisition and restructuring costs	40.8	6.5	45.9	18.8
Adjusted ASG operating earnings	$58.1	$62.0	$237.9	$259.0
Depreciation and amortization	7.1	6.7	28.0	25.8
Non-cash compensation	1.5	2.1	5.8	6.7
Adjusted EBITDA	$66.7	$70.8	$271.7	$291.5

KLX INC.

RECONCILIATION OF ENERGY SOLUTIONS GROUP

TO ADJUSTED OPERATING EARNINGS AND ADJUSTED EBITDA

(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
ESG operating earnings	$14.6	$(2.0)	$54.8	$(1.7)
Spin-off and acquisition costs	6.3	3.7	11.0	5.4
Adjusted ESG operating earnings	$20.9	$1.7	$65.8	$3.7
Depreciation and amortization	13.5	1.3	40.0	2.0
Non-cash compensation	0.6	0.1	1.7	0.1
Adjusted EBITDA	$35.0	$3.1	$107.5	$5.8

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